EXHIBIT 23



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-69776 of Marsh & McLennan Companies on Form S-8 of our report dated December 22, 2004, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the included supplemental schedule, which are presented for purposes of additional analysis and are not a required part of the basic financial statements) appearing in this Annual Report on Form 11-K of Marsh & McLennan Companies Stock Investment Plan for the year ended June 30, 2004.




/s/ Deloitte & Touche LLP


December 22, 2004
New York, NY